EXHIBIT 99.1




FOR IMMEDIATE RELEASE                       Contact: James H. Moss
---------------------                                Chief Financial Officer
                                                     (717) 909-2247

WAYPOINT FINANCIAL ANNOUNCES FOURTH QUARTER RESULTS AND INCREASES REGULAR QUARTERLY DIVIDEND

Harrisburg, Pennsylvania (January 23, 2003) Waypoint Financial Corp.
------------------------
(Nasdaq/NM:WYPT) today announced net income of $.31 per share or $10.6 million for the fourth quarter ended December 31, 2002, a 14.8% increase over net income of $.27 per share for the quarter ended December 31, 2001. Net income per share was $1.30 or $47.2 million for the year 2002, a 26.2% increase over net income of $1.03 per share or $39.1 million for the year 2001.

      Waypoint also announced that the Board of Directors declared a regular quarterly cash dividend of $.11 per share to shareholders of record as of February 6, 2003. The dividend will be paid on February 14, 2003. The indicated annual rate of $.44 per share is a 10.0% increase over the 2002 dividend payments.

      "In only its second full year of operation, Waypoint has continued its steady progress toward becoming a diversified financial services company, increasing earnings per share for the year by 26.2% over 2001 results," said Charles C. Pearson, Jr., Waypoint Financial Chairman and CEO. "We are pleased to share the proceeds of our strong financial performance with our investors in the form of increased dividends."

      Continuing, Mr. Pearson commented on expansions of Waypoint's banking and insurance lines of business initiated during the fourth quarter of 2002. "An agreement with Bank Insurance Services will allow us in early 2003 to begin offering homeowners and auto insurance coverage to our retail customer base of more than 120,000 households. We also announced plans to enter the State College market, a community which we view as a natural extension of our strong regional commercial banking presence."

      Mr. Pearson also noted that the company remains focused on effective capital management strategies. Waypoint repurchased approximately 4.7 million shares during 2002, representing about 12% of shares outstanding at the beginning of the year. Waypoint's Board of Directors on December 19th authorized the repurchase of an additional 1.7 million shares and Waypoint issued $30 million in trust preferred securities in part to support share repurchases and other capital management activities.

      Looking forward, Pearson said while Waypoint will actively seek opportunities to expand its core banking and insurance businesses, "we remain mindful of the need to proceed with caution in this uncertain economic and financial climate. We will work to increase our interest rate margins through pricing discipline in our banking activities, maintaining excellent credit quality in our asset portfolios, and remaining committed to sound interest rate risk management."

      He added that industry consolidation in Waypoint's service area continues to create opportunities for growth. "Our business banking formula has been well received by clients who prefer to work with a large, locally-owned financial services organization as evidenced by a 17.4% annual increase in commercial loans outstanding. We are confident that our approach will help us expand our customer base throughout the markets we serve in 2003."



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



      Waypoint Financial Corp. is a $5.4 billion bank holding company for Waypoint Bank, which is headquartered in Harrisburg, Pennsylvania with a network of 59 branches. Waypoint Bank operates 51 branches in Dauphin, York, Lancaster, Cumberland, and Lebanon counties in southcentral Pennsylvania and 8 branches in Baltimore, Harford and Washington counties in northern Maryland. Waypoint provides a full range of financial services including banking for retail, commercial, and small business customers, mortgages, trust and investment, brokerage, and insurance services to over 120,000 households and businesses.

      The following page contains a summary of selected ratios, financial condition and operating data for the most recent five fiscal quarters.






































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



SELECTED RATIOS AND OTHER DATA (UNAUDITED)
------------------------------------------

                                              As of or for the three months ended
                                --------------------------------------------------------------
                                    December,  September,     June,        March,      December,
                                      2002       2002         2002         2002          2001
                                      ----       ----         ----         ----          ----
Basic income per share              $ 0.32       $ 0.35       $ 0.35        $ 0.31       $ 0.27
Diluted income per share            $ 0.31       $ 0.34       $ 0.34        $ 0.30       $ 0.27
Return on average equity              9.21%       10.49%       10.74%         9.52%        8.24%
Return on average assets              0.79%        0.94%        0.98%         0.88%        0.77%
Net interest margin (tax
   Equivalent)                        2.52%        2.56%        2.51%         2.58%        2.53%
Noninterest income divided by
   Average assets                     0.57%        0.87%        0.98%         0.55%        0.63%
Noninterest expense divided by
   average assets                     1.67%        1.66%        1.64%         1.58%        1.76%
Efficiency ratio                     57.99%       51.55%       49.73%        53.32%       58.93%
Effective income tax rate            25.07%       28.61%       28.83%        28.39%       29.63%
Diluted average equivalent      34,629,428   35,972,374   37,233,968    37,716,101   37,835,274
   shares
Book value per share               $ 13.16      $ 13.08      $ 12.84       $ 12.39      $ 12.42
Stockholders' equity to total         8.42%        7.95%        9.05%         8.93%        9.05%
   assets

SELECTED FINANCIAL CONDITION DATA (UNAUDITED, AMOUNTS IN THOUSANDS)
-------------------------------------------------------------------
                                                     As of the periods ended
                                 ---------------------------------------------------------------
                                    December,  September,     June,        March,      December,
                                      2002       2002         2002         2002          2001
                                      ----       ----         ----         ----          ----
Total assets                    $5,425,013   $5,873,322   $5,301,777    $5,256,703   $5,373,743
Loans receivable, net            2,310,106    2,357,862    2,361,565     2,378,293    2,462,218
Loans held for sale, net            30,328       13,656       15,563        39,679       42,453
Marketable securities            2,792,112    3,216,270    2,647,394     2,567,573    2,552,360
Deposits                         2,453,390    2,545,515    2,542,776     2,570,907    2,537,269
Borrowings                       2,414,480    2,341,638    2,171,775     2,158,313    2,291,587
Stockholders' equity               456,671      467,215      480,035       469,168      486,215

SELECTED OPERATING DATA (UNAUDITED, AMOUNTS IN THOUSANDS)
---------------------------------------------------------
                                               For the three month periods ended
                                ---------------------------------------------------------------
                                  December,   September,       June,         March,     December,
                                    2002         2002          2002          2002         2001
                                    ----         ----          ----          ----         ----
Interest income                    $69,510      $69,987      $69,854       $71,783      $75,586
Interest expense                    38,524       39,459       39,791        40,139       44,682
                                ---------------------------------------------------------------
Net interest income                 30,986       30,528       30,063        31,644       30,904
Provision for loan losses            2,085        3,085        3,585         2,085        1,699
                                ---------------------------------------------------------------
Net interest income after
   provision for loan losses        28,901       27,443       26,478        29,559       29,205
Noninterest income                   7,712       11,325       12,745         7,214        8,184
Noninterest expense                 22,442       21,576       21,287        20,718       23,037
                                ---------------------------------------------------------------
Income before taxes                 14,171       17,192       17,936        16,055       14,352
Income tax expense                   3,552        4,919        5,171         4,558        4,253
                                ---------------------------------------------------------------
Net income                         $10,619      $12,273      $12,765       $11,497      $10,099
                                ===============================================================

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DISCUSSION OF OPERATING RESULTS
-------------------------------

      Net income for the quarter ended December 31, 2002 was $.31 per share or $10.6 million, an increase of $.04 per share or 14.8% from $.27 per share or $10.1 million for the quarter ended December 31, 2001.

      Net income per share for the year 2002 was $1.30 or $47.2 million, a 26.2% increase over net income of $1.03 per share or $39.1 million for the year 2001. For the year 2002, return on equity and return on assets were 9.98% and .90% respectively, versus 8.34% and .77% for the year 2001. Waypoint's efficiency ratio improved to 53.03% for the year 2002 as compared to 55.76% for the year 2001 and 68.98% for the year 2000.

      Net interest income before provision for loan losses totaled $31.0 million for the quarter ended December 31, 2002, which approximates the $30.9 million recorded during the quarter ended December 31, 2001. Waypoint increased its provision for loan losses to $2.1 million for the current quarter relative to $1.7 million recorded for the quarter ended December 31, 2001 in response to growth in Waypoint's commercial and consumer loan portfolios and to reflect general economic conditions.

      The net interest margin ratio (tax-equivalent) was 2.52% for the quarter ended December 31, 2002, as compared to 2.53% for the quarter ended December 31, 2001. During 2002, historically-low mortgage loan interest rates have prompted rapid mortgage loan refinancing throughout the year. This trend, along with an asset-sensitive interest rate risk position, resulted in asset yield decreases that have outpaced decreases in deposit and borrowing rates. See Table 3 which appears later in this release for a detailed schedule of Waypoint's average portfolio balances and interest rates. Also, see Table 4 for a rate/volume analysis of Waypoint's net interest income.

      Noninterest income was $7.7 million for the quarter ended December 31, 2002, which represents a decrease of $.5 million or 6.1% from $8.2 million for the quarter ended December 31, 2001. Notable changes in the current quarter relative to the comparable prior quarter included:

o Service charges on deposits totaled $2.2 million, up $.3 million on increased commercial deposit fees and increased overdraft and NSF fees.

o Other service charges, commissions and fees totaled $3.1 million, up $.4 million. Within this category, insurance fees were $1.1 million, up $.5 million on increased property, casualty, and title insurance sales. Also, increases in trust fee income and ATM fees were offset by a decrease of $.4 million in retail brokerage fees on decreased sales of alternative investment products such as annuities.

o Net gains on the sale of loans totaled $1.8 million, up $.8 million on historically-high refinancing activity and continued brisk new mortgage generation during the current quarter.

o Other income totaled $.5 million, down $1.7 million. Within this category, joint venture activity resulted in a loss of $.1 million during the current quarter versus a gain of $.5 million in the prior comparable quarter. Losses from partnerships also increased to $.7 million from $.1 million, although these partnership losses were substantially offset by tax credits applied to reduce corporate income tax expense during the quarter. The comparable prior quarter also included a $.4 million curtailment gain associated with the streamlining of benefit plans, with no such gains recorded in the current quarter.

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


      Noninterest expense was $22.4 million for the quarter ended December 31, 2002, which represents a decrease of $.6 million or 2.6% from $23.0 million for the quarter ended December 31, 2001. Notable changes in the current quarter relative to the comparable prior quarter included:

o Salaries and benefits expense totaled $11.6 million, down $1.0 million from the comparable prior quarter. Within this expense category, stock compensation to employees from the Recognition and Retention Plan (RRP) totaled $.5 million versus $1.9 million in the comparable prior quarter. Waypoint recorded the immediate vesting of 20% of RRP awards upon adoption of this plan during the quarter ended December 31, 2001. Salaries, wages and bonuses totaled $8.2 million, up $.3 million primarily on increased incentive pay and merit increases.

o Amortization of goodwill was down $.3 million due to the elimination of goodwill amortization in connection with the adoption of SFAS 142 effective January 1, 2002.

o Amortization of other intangible assets was down $.3 million on the full amortization of intangibles associated with branch acquisitions.

o Supplies, telephone, and postage expenses were up $.3 million primarily on increased telephone and data communication expenses associated with increased online processing and data sharing.

o Other noninterest expense totaled $3.9 million, up $.6 million from the comparable prior quarter. Within this expense category, $.2 million was added for one-time training and other expenses associated with Waypoint's conversion to the Fiserv CBS banking system. Also, loan processing and miscellaneous operating expenses increased $.4 million on increased account volume.

      Income tax expense for the current quarter totaled $3.6 million, or an effective tax rate of 25.1% on income before taxes of $14.2 million. For the fourth quarter of 2001 income tax expense totaled $4.3 million, or an effective tax rate of 29.6% on income before taxes of $14.4 million. The improvement in the effective tax rate resulted primarily from an increase of $.6 million in tax credits recognized for certain partnership investments, resulting in a reduction of the effective tax rate by 4.2%.

DISCUSSION OF FINANCIAL CONDITION
---------------------------------

      Waypoint's total assets decreased to $5.425 billion during the quarter ended December 31, 2002, down $448.4 million from September 30, 2002. This decrease came primarily in marketable securities which were down $424.2 million. At September 30th, Waypoint's marketable securities included advance purchases of securities totaling $464.3 million made in anticipation of continued rapid prepayments on mortgage backed securities and a related tightening of supply for acceptable instruments. As expected, this temporary increase in the marketable securities portfolio was reduced by prepayments during the fourth quarter of 2002.

      Waypoint continued to increase the weighting of commercial and consumer loans in the loan portfolio during the quarter ended December 31, 2002. Commercial loans increased $43.8 million or 5.0% and consumer and other loans increased $9.7 million or 1.4%. Residential mortgage loans decreased $101.0 million or 12.3% as Waypoint continued to sell substantially all residential mortgage originations and prepayments continued at an historically high level on mortgage loans held in portfolio.

      Highlighting the mix change that occurred in the loan portfolio during the year 2002, Waypoint's commercial loans increased $136.4 million or 17.4% and consumer loans increased $54.3 million or 8.7% from the balances at December 31, 2001. As of December 31, 2002, commercial and consumer loans accounted for 68.9% of the total loan portfolio, up from 57.0% at December 31, 2001. Waypoint's loan portfolio is presented in Table 1 which appears later in this report.





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      Waypoint's deposit portfolio decreased $92.1 million to $2.453 billion at
December 31, 2002 from $2.545 billion as of September 30, 2002. Waypoint continued to manage its cost of funds by maintaining its strategy of disciplined pricing on its retail deposits. Within Waypoint's market coverage, certain competitors continued to execute aggressive deposit pricing campaigns, particularly for time and money market deposits. Reflecting this market trend, Waypoint's time deposits decreased $74.2 million and money market deposits decreased $11.4 million. The composition of the deposit portfolio is presented in Table 2 which appears later in this report.

      Waypoint increased its portfolio of customer repurchase agreements to $59.5 million as of December 31, 2002, up $7.4 million or 14.3% during the quarter. This trend reflects Waypoint's emphasis on expanding its commercial customer base and its enhancement of products and services offered to this profitable market segment. Customer repurchase agreements are included in borrowings on the Statement of Financial Condition.

      Waypoint held $456.7 million in stockholders' equity, or 8.42% of total assets at December 31, 2002, down $10.5 million from $467.2 million as of September 30, 2002. This change included increases of $10.6 million in net income, $2.0 million from the fair value of ESOP shares committed for release, $3.0 million from the vesting of RRP shares, $2.0 million of additional capital from stock option activity, and $1.2 million of additional capital from dividends paid on unallocated ESOP shares that were used by the ESOP during the period to pay debt service. Offsetting these increases were stock repurchases of $21.8 million, dividends paid to shareholders totaling $3.5 million, a decrease of $3.3 million in the market value of available-for-sale securities (net of taxes), and a decrease of $.7 million in other comprehensive income associated with the valuation of a pension liability.

DISCUSSION OF ASSET QUALITY
---------------------------

      Waypoint continued to maintain its emphasis on strong asset quality. Net loan charge-offs as a percentage of average loans outstanding totaled .22% on an annualized basis for the quarter ended December 31, 2002, down from 0.26% for the quarter ended September 30, 2002. Non-performing loans totaled $20.0 million or .86% of total loans as of December 31, 2002, down from $21.9 million or 0.92% of total loans as of September 30, 2002. Waypoint's allowance for loan losses increased to $27.5 million or 1.19% of total loans as of December 31, 2002, up from $26.7 million or 1.13% of total loans as of September 30, 2002. Waypoint's allowance increased in response to growth in its commercial and consumer loan portfolios and to reflect general economic conditions. See Tables 5, 6, and 7 which appear later in this release for more information on asset quality.








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                    WAYPOINT FINANCIAL CORP. AND SUBSIDIARIES
                 Consolidated Statements of Financial Condition

                                                  December 31,    December 31,
                                                      2002           2001
                                                  ------------   ------------
                                                          (Unaudited)
                                               (All dollar amounts in thousands)
Assets
------
Cash and cash equivalents                          $   96,088     $  116,583
Marketable securities available-for-sale            2,792,112      2,552,360
Loans receivable, net                               2,310,106      2,462,218
Loans held for sale, net                               30,328         42,453
Loan servicing rights                                   3,167          4,782
Investment in real estate and other joint
   ventures                                            14,811         12,813
Premises and equipment, net of accumulated
   depreciation of $41,062 and $37,534                 48,826         43,931
Accrued interest receivable                            26,585         28,298
Goodwill                                               10,302         10,302
Other intangible assets                                 1,676          3,262
Income taxes receivable                                    72             --
Deferred tax asset, net                                    --          1,516
Other assets                                           90,940         95,225
                                                   ----------     ----------
   Total assets                                    $5,425,013     $5,373,743
                                                   ==========     ==========

Liabilities and Stockholders' Equity
------------------------------------
Deposits                                           $2,453,390     $2,537,269
Other borrowings                                    2,414,480      2,291,987
Escrow                                                  3,348          4,662
Accrued interest payable                               10,295         12,620
Postretirement benefit obligation                       2,310          2,809
Deferred tax liability                                  6,106             --
Income taxes payable                                       --            380
Other liabilities                                      49,311         37,801
                                                   ----------     ----------
   Total liabilities                                4,939,240      4,887,528
                                                   ----------     ----------

Company-obligated mandatorily redeemable
  preferred securities of subsidiary trust
  holding junior subordinated debentures of
  Waypoint ("Trust Preferred Securities")              29,102            --

Preferred stock, 10,000,000 shares authorized
  but unissued
Common stock, $ .01 par value,
  authorized 100,000,000 shares,
  40,502,372 shares issued and 34,702,206
  outstanding at December 31, 2002, 40,163,477
  shares issued and 39,176,840 shares
  outstanding at December 31, 2001                        404            402
Paid in capital                                       315,636        312,009
Retained earnings                                     249,177        215,600
Accumulated other comprehensive income (loss)          11,710           (280)
Employee stock ownership plan                         (14,460)       (15,640)
Recognition and retention plans                        (6,977)        (9,954)
Treasury stock, 5,800,166 shares at
  December 31, 2002 and 986,637 shares at
  December 31, 2001                                   (98,819)       (15,922)
                                                   ----------     ----------
    Total stockholders' equity                        456,671        486,215
                                                   ----------     ----------
    Total liabilities and stockholders' equity     $5,425,013     $5,373,743
                                                   ==========     ==========

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                    WAYPOINT FINANCIAL CORP. AND SUBSIDIARIES
                        Consolidated Statements of Income


                                                      Three Months Ended        Twelve Months Ended
                                                          December 31,               December 31,
                                                     -------------------        --------------------
                                                       2002         2001           2002         2001
                                                    --------      --------      --------      --------
                                                                      (Unaudited)
                                                 (All dollar amounts in thousands, except per share data)

Interest Income:
  Loans                                             $ 39,316    $ 45,983         $ 165,140   $ 196,640
  Marketable securities and interest-earning cash     30,194      29,603           115,994     128,834
                                                    --------    --------         ---------   ---------
       Total interest income                          69,510      75,586           281,134     325,474
                                                    --------    --------         ---------   ---------
Interest Expense:
  Deposits and escrow                                 17,674      21,461            72,991     106,932
  Borrowed funds                                      20,850      23,221            84,922     103,197
                                                    --------    --------         ---------   ---------
       Total interest expense                         38,524      44,682           157,913     210,129
                                                    --------    --------         ---------   ---------

       Net interest income                            30,986      30,904           123,221     115,345
Provision for loan losses                              2,085       1,699            10,840       6,996
                                                    --------    --------         ---------   ---------
       Net interest income after provision for        28,901      29,205           112,381     108,349
         loan losses                                --------    --------         ---------   ---------

Noninterest Income:
  Service charges on deposits                          2,211       1,938             7,608       6,704
  Other service charges, commissions, fees             3,116       2,732            12,550      10,631
  Loan servicing, net                                   (325)       (318)           (1,101)       (163)
  Gain on securities                                     469         613             9,098       2,826
  Gain on sale of loans                                1,780         995             4,340       3,919
  Other                                                  461       2,224             6,501       5,449
                                                    --------    --------         ---------   ---------
      Total noninterest income                         7,712       8,184            38,996      29,366
                                                    --------    --------         ---------   ---------

Noninterest Expense:
  Salaries and benefits                               11,612      12,642            44,832      41,934
  Equipment expense                                    1,715       1,848             7,053       7,181
  Occupancy expense                                    1,800       1,558             6,595       6,489
  Advertising and public relations                       970         818             4,248       2,741
  FDIC insurance                                         107         116               442         495
  (Income) expense from real estate operations           (44)         88              (361)       (402)
  Amortization of goodwill                                --         262                --       1,048
  Amortization of other intangible assets                120         490             1,589       1,959
  Professional fees and outside services                 928         880             3,107       3,101
  Supplies, telephone and postage                      1,377       1,077             4,887       5,384
  Other                                                3,857       3,258            13,631      10,761
                                                    --------    --------         ---------   ---------
     Total noninterest expense                        22,442      23,037            86,023      80,691
                                                    --------    --------         ---------   ---------

  Income before income taxes                          14,171      14,352            65,354      57,024
  Income tax expense                                   3,552       4,253            18,200      17,886
                                                    --------    --------         ---------   ---------
      Net Income                                    $ 10,619    $ 10,099          $ 47,154    $ 39,138
                                                    ========    ========         =========   =========
  Basic earnings per share                          $   0.32    $   0.27          $   1.33    $   1.05
                                                    ========    ========         =========   =========
  Diluted earnings per share                        $   0.31    $   0.27          $   1.30    $   1.03
                                                    ========    ========         =========   =========

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TABLE 1 - LOANS RECEIVABLE, NET

                                          December 31,       December 31,
                                             2002               2001
                                         ------------        ------------
 Residential mortgage loans:
    One- to four-family                    $ 697,505         $ 1,025,688
    Construction                              23,636              36,040
                                         -----------         -----------
       Total residential mortgage loans      721,141           1,061,728
                                         -----------         -----------

 Commercial loans:
    Commercial real estate                    563,138            484,894
    Commercial business                       332,253            272,389
    Construction and site development          23,724             25,428
                                          -----------        -----------
        Total commercial loans                919,115            782,711

 Consumer and other loans:
    Manufactured housing                      106,098             97,243
    Home equity and second mortgage           360,102            322,182
    Indirect automobile                       138,530            127,258
    Other                                      74,289             78,075
                                          -----------        -----------
        Total consumer and other loans        679,019            624,758

                                          -----------        -----------
   Loans receivable, gross                  2,319,275          2,469,197
                                          -----------        -----------

 Plus:
    Dealer reserves                            25,845             24,721
 Less:
    Unearned premiums                              95                159
    Net deferred loan origination fees          7,413              8,472
    Allowance for loan losses                  27,506             23,069
                                          -----------        -----------
 Loans receivable, net                    $ 2,310,106        $ 2,462,218
                                          ===========        ===========


TABLE 2 - DEPOSITS

                                          December 31,       December 31,
                                              2002               2001
                                          -------------     -------------
Savings                                     $ 250,780         $  220,344
Time                                        1,452,973          1,444,723
Transaction                                   379,211            340,568
Money market                                  370,426            531,634
                                           ----------         ----------
     Total deposits                        $2,453,390         $2,537,269
                                           ==========         ==========







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TABLE 3A - AVERAGE BALANCE SHEETS - THREE MONTH PERIODS

                                                                  For the three months ended
                                                    ---------------------------------------------------
                                                     December 31, 2002                December 31, 2001
                                                    ---------------------------------------------------
                                                                  Average                               Average
                                           Average       (1) (2)  (Yield/     Average      (1) (2)      (Yield/
                                           Balance      Interest   Cost)      Balance      Interest      Cost)
                                        ------------------------------------------------------------------------
                                                           (All dollar amounts are in thousands)
Assets:
Interest-earning assets:
  Loans                                  $2,376,936     $39,488    6.58%     $2,522,522     $46,193      7.32%
  Marketable securities - taxable         2,606,935      28,702    4.61       2,370,772      28,346      4.78
  Marketable securities - taxfree            98,782       1,926    7.80          79,666       1,652      8.30
  Other interest-earning assets              81,812         239    1.33          34,968         184      2.10
                                         ----------     -------    ----      ----------     -------      ----
Total interest-earning assets             5,164,465      70,355    5.47%      5,007,928      76,375      6.10%
                                                        -------    ----                     -------      ----
Noninterest-earning assets                  192,703                             203,705
                                         ----------                          ----------
Total Assets                             $5,357,168                          $5,211,633
                                         ==========                          ==========
Liabilities and Stockholders'Equity:
Interest-bearing liabilities:
  Savings deposits                       $  249,761     $   506    0.80%     $  217,382     $   814      1.50%
  Time deposits                           1,476,922      14,699    3.95       1,393,088      17,201      4.94
  NOW and money market accounts             757,288       1,376    0.70         853,995       3,441      1.61
  Escrow                                      2,785           5    0.80           3,882           5      0.52
  Borrowed funds                          2,366,978      21,938    3.63       2,216,279      23,222      4.19
                                         ----------     -------    ----      ----------     -------      ----
Total interest-bearing liabilities        4,853,734      38,524    3.13%      4,684,626      44,683      3.82%
                                                        -------    ----                     -------      ----
Noninterest-bearing liabilities              42,474                              51,347
                                         ----------                          ----------
Total liabilities                         4,896,208                           4,735,973
Stockholders' equity                        460,960                             475,660
                                         ----------                          ----------
Total liabilities and
  Stockholders' equity                   $5,357,168                          $5,211,633
                                         ==========                          ==========

Net interest income - tax-equivalent                     31,831                              31,692
Interest rate spread (3)                                           2.34%                                 2.28%
                                                                   ====                                  ====
Net interest-earning assets              $  310,731                           $ 323,302
                                         ==========                           =========
Net interest margin (4)                                            2.52%                                 2.53%
                                                                   ====                                  =====
Ratio of interest-earning assets
  to interest-bearing liabilities             1.06 X                               1.07 X
                                         ==========                           =========

Adjustment to reconcile tax-equivalent
  net interest income to net
  interest income                                          (845)                               (788)
                                                        -------                             -------

Net interest income                                    $ 30,986                            $ 30,904
                                                       ========                            ========




(1)Includes net income recognized on deferred loan fees and costs of $322,000 for the three months ended December 31, 2002, and $81,000 for the three months ended December 31, 2001.
(2)Interest income and yields are shown on a tax equivalent basis using an effective tax rate of 35%.
(3)Represents the difference between the average yield on interest-earning assets and the average cost on interest-bearing liabilities.
(4)Represents the annualized net interest income before the provision for loan losses divided by average interest-earning assets.


                                    - more -

TABLE 3B - AVERAGE BALANCE SHEETS - TWELVE MONTH PERIODS




                                                                  For the twelve months ended
                                                    ---------------------------------------------------
                                                     December 31, 2002                December 31, 2001
                                                    ---------------------------------------------------
                                                                  Average                              Average
                                           Average       (1) (2)  (Yield/     Average      (1) (2)      (Yield/
                                           Balance      Interest   Cost)      Balance      Interest      Cost)
                                        ------------------------------------------------------------------------
                                                           (All dollar amounts are in thousands)

ASSETS:
Interest-earning assets:
  Loans                                  $2,414,520    $165,929    6.84%     $2,593,922    $197,507      7.61%
  Marketable securities - taxable         2,471,637     110,039    4.67       2,162,575     123,076      5.69
  Marketable securities - taxfree            98,499       7,921    8.04          74,830       6,271      8.38
  Other interest-earning assets              61,615         806    1.71          41,392       1,716      4.15
                                         ----------    --------    ----      ----------     -------      ----
Total interest-earning assets             5,046,271     284,695    5.68%      4,872,719     328,570      6.74%
                                                       --------    ----                     -------      ----
Noninterest-earning assets                  201,847                             181,466
                                         ----------                          ----------
Total Assets                             $5,248,118                          $5,054,185
                                         ==========                          ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
  Savings deposits                       $  240,786       2,659    1.09%     $  217,134       4,523      2.08%
  Time deposits                           1,503,941      63,411    4.15       1,449,583      80,094      5.53
  NOW and money market accounts             781,763       6,894    0.88         840,392      22,285      2.65
  Escrow                                      4,426          27    0.61           6,001          30      0.50
  Borrowed funds                          2,203,831      84,921    3.85       2,031,050     103,197      5.08
                                         ----------    --------    ----      ----------     -------      ----
Total interest-bearing liabilities        4,734,747     157,912    3.31%      4,544,160     210,129      4.62%
                                                       --------    ----                     -------      ----
Noninterest-bearing liabilities              43,110                              46,599
                                         ----------                          ----------
Total liabilities                         4,777,857                           4,590,759
Stockholders' equity                        470,261                             463,426
                                         ----------                          ----------
Total liabilities and
  Stockholders' equity                   $5,248,118                          $5,054,185
                                         ==========                          ==========

Net interest income - tax-equivalent                    126,783                             118,441
Interest rate spread (3)                                           2.37%                                 2.12%
                                                                   ====                                  ====
Net interest-earning assets                $311,524                          $   328,559
                                         ==========                          ==========
Net interest margin (4)                                            2.57%                                 2.43%
                                                                   ====                                  ====
Ratio of interest-earning assets
  to interest-bearing liabilities              1.07 X                              1.07 X
                                         ==========                          ==========

Adjustment to reconcile tax-equivalent
  net interest income to net
  interest income                                        (3,562)                             (3,096)
                                                       --------                            --------
Net interest income                                    $123,221                            $115,345
                                                       ========                            ========


(1)Includes net expense recognized on deferred loan fees and costs of $67,000 for the twelve months ended December 31, 2002, and $738,000 for the twelve months ended December 31, 2001.
(2)Interest income and yields are shown on a tax equivalent basis using an effective tax rate of 35%.
(3)Represents the difference between the average yield on interest-earning assets and the average cost on interest-bearing liabilities.
(4)Represents the annualized net interest income before the provision for loan losses divided by average interest-earning assets.




                                    - more -

TABLE 4 - RATE/VOLUME ANALYSIS OF CHANGES IN TAX-EQUIVALENT NET INTEREST
INCOME


                                            Three Months Ended              Twelve Months Ended
                                             December 31, 2002               December 31, 2002
                                                Compared to                     Compared to
                                            Three Months Ended              Twelve Months Ended
                                             December 31, 2001               December 31, 2001
                                            Increase (Decrease)             Increase (Decrease)
                                     ------------------------------ --------------------------------
                                       Volume      Rate      Net      Volume      Rate        Net
                                     ---------- --------  -------- ---------- ---------- ----------
                                                (All dollar amounts in thousands)

Interest-earning assets:
  Loans, net                        $ (2,593)   $ (4,112) $ (6,705)  $ (13,101)  $ (18,477)  $ (31,578)
  Marketable securities - taxable      2,703      (2,347)      356      16,059     (29,096)    (13,037)
  Marketable securities - taxfree        378        (104)      274       1,912        (262)      1,650
  Other interest-earning assets          164        (109)       55         601      (1,511)       (910)
                                    --------    --------  --------   ---------   ---------   ---------
  Total interest-earning assets          652      (6,672)   (6,020)      5,471     (49,346)    (43,875)
                                    --------    --------  --------   ---------   ---------   ---------

Interest-bearing liabilities:
  Savings deposits
                                         108        (416)     (308)        451      (2,315)     (1,864)
  Time deposits                          989      (3,491)   (2,502)      2,914     (19,597)    (16,683)
  NOW and money market deposits         (354)     (1,711)   (2,065)     (1,458)    (13,933)    (15,391)
  Escrow                                  (2)          2        --          (9)          6          (3)
  Borrowed funds                       1,503      (2,787)   (1,284)      8,194     (26,470)    (18,276)
                                    --------    --------  --------   ---------   ---------   ---------
  Total interest-bearing
    liabilities                        2,244      (8,403)   (6,159)     10,092     (62,309)    (52,217)
                                    --------    --------  --------   ---------   ---------   ---------
Change in net interest income       $ (1,592)   $  1,731   $   139   $  (4,621)  $  12,963   $   8,342
                                    ========    ========  ========   =========   =========   =========


 TABLE 5 - ANALYSIS OF ALLOWANCE FOR LOAN LOSSES


                                            For the Three Months Ended             For the Twelve Months Ended
                                           -----------------------------          ------------------------------
    Allowance for Loan Loss                December 31,     December 31,       December 31,      December 31,
                                              2002             2001               2002              2001
----------------------------------------------------------------------------------------------------------------
                                                           (All dollar amounts in thousands)
Balance at beginning of the period          $26,749          $22,882             $23,069          $22,586
Provision for loan losses                     2,085            1,699              10,840            6,996

Charge Offs:
  Residential mortgage loans                    (94)            (264)               (853)            (739)
  Commercial loans                             (578)            (594)             (2,766)          (2,770)
  Consumer and other loans                   (1,012)          (1,172)             (4,257)          (4,545)
                                            -------          -------             -------          -------
   Total charge offs                         (1,684)          (2,030)             (7,876)          (8,054)
                                            -------          -------             -------          -------
Recoveries:
  Residential mortgage loans                    125               30                 275               50
  Commercial loans                               56              213                 374              465
  Consumer and other loans                      175              275                 824            1,026
                                            -------          -------             -------          -------
   Total recoveries                             356              518               1,473            1,541
                                            -------          -------             -------          -------
Net Charge Offs                              (1,328)          (1,512)             (6,403)          (6,513)
                                            -------          -------             -------          -------
Balance at end of period                    $27,506          $23,069             $27,506          $23,069
                                            =======          =======             =======          =======

Annualized net charge offs to
  average loans                                0.22%            0.24%               0.27%            0.25%
                                            =======          =======             =======          =======
Allowance for loan losses as a                 1.19%            0.93%               1.19%            0.93%
  % of total loans                          =======          =======             =======          =======


                                    - more -

TABLE 6 - NON-PERFORMING ASSETS

                                                    As of             As of
                                                 December 31,      December 31,
                                                     2002              2001
                                                 -----------       ------------
                                                     (Amounts in thousands)
Non-accrual residential mortgage loans            $   792           $ 1,345
Non-accrual commercial loans                        9,331             6,185
Non-accrual consumer and other loans                  126               706
                                                  -------           -------
     Total non-accrual loans                       10,249             8,236

Loans 90 days or more delinquent and
  still accruing                                    9,743            14,660
                                                  -------           -------
     Total non-performing loans                    19,992            22,896
     Total foreclosed other assets                    505               666
     Total foreclosed real estate                     492               804
                                                  -------           -------
     Total non-performing assets                  $20,989           $24,366
                                                  =======           =======

     Total non-performing loans to
       total loans                                   0.86%             0.92%
                                                  =======           =======
     Allowance for loan losses to
       non-performing loans                        125.68%           100.76%
                                                  =======           =======
     Total non-performing
       assets to total assets                        0.39%             0.45%
                                                  =======           =======


TABLE 7 - ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES


                              As of December 31, 2002   As of December 31, 2001
                              -----------------------   ------------------------
                                    (All dollar amounts are in thousands)
                                             % of                      % of
                                              Total                    Total
                               Amount       Reserves      Amount     Reserves
                              -------       --------      -----      --------
Residential mortgage loans     $ 1,201        4.37%      $ 1,867       8.09%
Commercial loans                19,235       69.93        15,722      68.15
Consumer and other loans         4,424       16.08         4,529      19.64
General                          2,646        9.62           951       4.12
                               -------      ------       -------     ------
     Total                     $27,506      100.00%      $23,069     100.00%
                               =======      ======       =======     ======

Statements contained in this news release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Corporation with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as "believe", "expect", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Corporation's operations, pricing, products and services.

                                        - end -